UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2012

CALGON CARBON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On November 20, 2012, Calgon Carbon Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with Morgan Stanley & Co. LLC (“Morgan Stanley”) to effect an accelerated share repurchase of Company common stock under the share repurchase program authorized by the Company’s Board of Directors the previous day.

Under the Agreement, the Company will pay a purchase price of $50 million to Morgan Stanley on November 21, 2012 and receive an initial number of shares from Morgan Stanley in connection with the inception of the Agreement. The actual number of shares that the Company will repurchase under the Agreement will be determined based on a discount to the arithmetic mean of the volume-weighted average prices of the Company's common stock for each observation date over the course of applicable calculation periods. The calculation period is expected to end no later than the end of September 2013. If the actual number of shares to be repurchased under the terms of the Agreement exceeds the number of shares previously delivered, the Company will receive from Morgan Stanley a number of additional shares equal to such excess following the conclusion of the calculation period.  If the actual number of shares to be repurchased under the terms of the Agreement is less than the number of shares previously delivered, the Company will deliver shares to Morgan Stanley equal to such excess following the conclusion of the calculation period.  The Company also retains the right to settle any such deficit in cash.

The Company’s outstanding shares used to calculate earnings per share will be reduced by the number of repurchased shares pursuant to the Agreement as they are delivered to the Company, and the $50 million purchase price will be recorded as a reduction in stockholders’ equity upon its payment.

The Agreement contains certain terms customary for agreements of this type, including provisions for adjustments upon the occurrence of certain extraordinary corporate transactions and setting forth certain circumstances under which the Agreement may be extended, terminated or unwound early.

Morgan Stanley and its affiliates have performed, and may in the future perform, various commercial banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.   Other Events.

On November 19, 2012, Calgon Carbon Corporation issued a press release announcing that its Board of Directors had approved a share repurchase program for up to $100 million of its outstanding common stock. A copy of the press release announcing the approval of the share repurchase program is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
10.1	Letter Agreement Regarding Fixed Dollar Accelerated Share Repurchase Transaction dated November 20, 2012, by and between Morgan Stanley & Co. LLC and Calgon Carbon Corporation.

99.1	Press Release dated November 19, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION
(Registrant)

Date: November 21, 2012	/s/ Richard D. Rose
(Signature)
Richard D. Rose
Senior Vice President, General Counsel and Secretary